-----------                                        -----------------------------
| FORM 4  |                                        |         OMB APPROVAL      |
-----------                                        |---------------------------|
 --                                                |Estimated average burden   |
|  | Check this box if no longer                   |hours per response......0.5|
 --  subject to Section 16, Form 4                 -----------------------------
     or Form 5 obligations may
     continue. See Instruction 1(b).


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                 STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility
                           Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person         | 2.   Issuer Name and Ticker
                                                  |      or Trading Symbol
    Pearlman,       Herbert           M.          |
--------------------------------------------------|       Seitel, Inc.    SEI
    (Last)          (First)        (Middle)       |
                                                  |-----------------------------
                                                  | 3.   IRS or Social Security
    93 Mason Street                               |      Number of Reporting
--------------------------------------------------|      Person(Voluntary)
                    (Street)                      |
                                                  |
     Greenwich,        CT          06830          |
--------------------------------------------------|
     (City)         (State)        (Zip)          |
--------------------------------------------------------------------------------
4.   Statement for Month/Year   October, 1998
--------------------------------------------------------------------------------
5. If Amendment, | 6. Relationship of Reporting Person   | 7.  Individual or
   Date of       |    to Issuer (Check all applicable)   |     Joint/Group
   Original      |     X  Director             10% Owner |     Filing
   (Month/Day/   |   -----                -----          |
   Year)         |        Officer              Other     |  X  Form filed by
                 |   -----                -----          | --- One Reporting
                 | (give title below)   (specify below)  |     Person
                 |                                       |
 10/31/98        |                                       |     Form filed by
                 |                                       | --- more than One
                 |                                       |     Reporting Person
--------------------------------------------------------------------------------

                  Table I - Non-Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned

--------------------------------------------------------------------------------
1.   Title of Security                              |  2.   Transaction Date
     (Instr. 3)                                     |       (Month/Day/Year)
----------------------------------------------------|---------------------------
(a)  Common Stock, Par Value $.01                   |      10/01/98
----------------------------------------------------|---------------------------
(b)  Common Stock, Par Value $.01                   |      10/02/98
----------------------------------------------------|---------------------------
(c)  Common Stock, Par Value $.01                   |      10/01/98
--------------------------------------------------------------------------------
3.   Transaction Code       |  4.  Securities Acquired (A) or Disposed of (D)
     (Instr. 8)             |      (Instr. 3, 4 and 5)
                            |
----------------------------|---------------------------------------------------
    Code   |       V        |       Amount     |     (A) or (D)     |   Price
-----------|----------------|------------------|--------------------|-----------
(a)  J (4) |                |   48,249         |          A         | 11.0000
-----------|----------------|------------------|--------------------|-----------
(b)  A     |                |   75,000         |          A         | 10.3125
-----------|----------------|------------------|--------------------|-----------
(c)  J (4) |                |    4,554         |          A         | 11.0000
--------------------------------------------------------------------------------
5.   Amount of Securities  | 6.   Ownership Form:   | 7.   Nature of Indirect
     Beneficially Owned    |      Direct (D) or     |      Beneficial
     at End of Month       |      Indirect (I)      |      Ownership
     (Instr. 3 and 4)      |      (Instr. 4)        |      (Instr. 4)
---------------------------|------------------------|---------------------------
(a)                        |           D            |
---------------------------|------------------------|---------------------------
(b)    372,105             |           D            |
---------------------------|------------------------|---------------------------
(c)      4,554             |           I            |       By Spouse
--------------------------------------------------------------------------------

             Table II - Derivative Securities Acquired, Disposed of,
                        or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

--------------------------------------------------------------------------------
1.   Title of Derivative Security           | 2.  Conversion | 3.  Transaction
     (Instr. 3)                             |     or Exercise|     Date (Month/
                                            |     Price of   |     Day/Year)
                                            |     Derivative |
                                            |     Security   |
--------------------------------------------|----------------|------------------
(a)  Options - Right To Buy                 |       12.5625  |
--------------------------------------------|----------------|------------------
(b)  Employee Warrants                      |       12.00    |   10/15/98
--------------------------------------------|----------------|------------------
(c)  Employee Warrants                      |       16.00    |
--------------------------------------------|----------------|------------------
(d)  Employee Warrants                      |       20.50    |
--------------------------------------------|----------------|------------------
(e)  Options - Right to Buy                 |       21.50    |
--------------------------------------------|----------------|------------------
(f)  Options - Right to Buy                 |       20.8125  |
--------------------------------------------|----------------|------------------
(g)  Options - Right to Buy                 |       20.50    |
--------------------------------------------|----------------|------------------
(h)  Options - Right to Buy                 |       20.25    |
--------------------------------------------|----------------|------------------
(i)  Options - Right to Buy                 |       20.00    |
--------------------------------------------|----------------|------------------
(j)  Options - Right to Buy                 |       20.00    |
--------------------------------------------|----------------|------------------
(k)  Options - Right to Buy                 |       20.78125 |
--------------------------------------------|----------------|------------------
(l)  Options - Right to Buy                 |       20.8125  |
--------------------------------------------|----------------|------------------
(m)  Options - Right to Buy                 |       20.875   |
--------------------------------------------|----------------|------------------
(n)  Options - Right to Buy                 |       20.875   |
--------------------------------------------|----------------|------------------
(o)  Options - Right to Buy                 |       20.25    |
--------------------------------------------|----------------|------------------
(p)  Options - Right to Buy                 |       20.28125 |
--------------------------------------------|----------------|------------------
(q)  Options - Right to Buy                 |       20.3125  |
--------------------------------------------|----------------|------------------
(r)  Options - Right to Buy                 |       20.375   |
--------------------------------------------|----------------|------------------
(s)  Options - Right to Buy                 |       20.40625 |
--------------------------------------------|----------------|------------------
(t)  Options - Right to Buy                 |       20.53125 |
--------------------------------------------|----------------|------------------
(u)  Options - Right to Buy                 |       20.71875 |
--------------------------------------------|----------------|------------------
(v)  Options - Right to Buy                 |       20.71875 |
--------------------------------------------|----------------|------------------
(w)  Options - Right to Buy                 |       20.75    |
--------------------------------------------|----------------|------------------
(x)  Options - Right to Buy                 |       20.8125  |
--------------------------------------------|----------------|------------------
(y)  Options - Right to Buy                 |       20.75    |
--------------------------------------------|----------------|------------------
(z)  Options - Right to Buy                 |       20.3125  |
--------------------------------------------|----------------|------------------
(aa) Options - Right to Buy                 |       20.25    |
--------------------------------------------|----------------|------------------
(bb) Options - Right to Buy                 |       20.375   |
--------------------------------------------|----------------|------------------
(cc) Options - Right to Buy                 |       20.34375 |
--------------------------------------------|----------------|------------------
(dd) Options - Right to Buy                 |       20.34375 |
--------------------------------------------|----------------|------------------
(ee) Options - Right to Buy                 |       20.625   |
--------------------------------------------|----------------|------------------
(ff) Warrants - Right to Buy                |       11.75    |   10/2/98
--------------------------------------------|----------------|------------------
(gg) Warrants - Right to Buy                |       11.75    |   10/2/98
--------------------------------------------|----------------|------------------
(hh) Warrants - Right to Buy                |       11.75    |   10/2/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.   Transaction   |  5.   Number of Derivative  | 6.   Date Exercisable and
     Code          |       Securities Acquired   |      Expiration Date
    (Instr. 8)     |                             |      (Month/Day/Year)
-------------------|-----------------------------|------------------------------
     T     |   V   |     (A)     |     (D)       |   Date        | Expiration
           |       |             |               | Exercisable   |      Date
-----------|-------|-------------|---------------|---------------|--------------
(a)        |       |             |               |      (1)      |  11/29/05
-----------|-------|-------------|---------------|---------------|--------------
(b) A(3)   |       |  172,126    |               |    07/10/94   |  04/11/00
-----------|-------|-------------|---------------|---------------|--------------
(c)        |       |             |               |    04/28/95   |  04/28/00
-----------|-------|-------------|---------------|---------------|--------------
(d)        |       |             |               |      (2)      |  11/20/02
-----------|-------|-------------|---------------|---------------|--------------
(e)        |       |             |               |    11/28/97   |  11/26/01
-----------|-------|-------------|---------------|---------------|--------------
(f)        |       |             |               |    11/28/97   |  11/27/01
-----------|-------|-------------|---------------|---------------|--------------
(g)        |       |             |               |    11/28/97   |  11/29/01
-----------|-------|-------------|---------------|---------------|--------------
(h)        |       |             |               |    11/28/97   |  12/02/01
-----------|-------|-------------|---------------|---------------|--------------
(i)        |       |             |               |    11/28/97   |  12/03/01
-----------|-------|-------------|---------------|---------------|--------------
(j)        |       |             |               |    11/28/97   |  12/04/01
-----------|-------|-------------|---------------|---------------|--------------
(k)        |       |             |               |    11/28/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(l)        |       |             |               |    11/28/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(m)        |       |             |               |    11/28/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(n)        |       |             |               |    11/28/97   |  07/17/02
-----------|-------|-------------|---------------|---------------|--------------
(o)        |       |             |               |    11/28/97   |  07/22/02
-----------|-------|-------------|---------------|---------------|--------------
(p)        |       |             |               |    11/28/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(q)        |       |             |               |    11/28/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(r)        |       |             |               |    11/28/97   |  07/23/02
-----------|-------|-------------|---------------|---------------|--------------
(s)        |       |             |               |    11/28/97   |  07/29/02
-----------|-------|-------------|---------------|---------------|--------------
(t)        |       |             |               |    11/28/97   |  07/30/02
-----------|-------|-------------|---------------|---------------|--------------
(u)        |       |             |               |    11/28/97   |  08/22/02
-----------|-------|-------------|---------------|---------------|--------------
(v)        |       |             |               |    11/28/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(w)        |       |             |               |    11/28/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(x)        |       |             |               |    11/28/97   |  08/25/02
-----------|-------|-------------|---------------|---------------|--------------
(y)        |       |             |               |    11/28/97   |  08/26/02
-----------|-------|-------------|---------------|---------------|--------------
(z)        |       |             |               |    11/28/97   |  08/28/02
-----------|-------|-------------|---------------|---------------|--------------
(aa)       |       |             |               |    11/28/97   |  08/29/02
-----------|-------|-------------|---------------|---------------|--------------
(bb)       |       |             |               |    11/28/97   |  09/02/02
-----------|-------|-------------|---------------|---------------|--------------
(cc)       |       |             |               |    11/28/97   |  09/02/02
-----------|-------|-------------|---------------|---------------|--------------
(dd)       |       |             |               |    11/28/97   |  09/03/02
-----------|-------|-------------|---------------|---------------|--------------
(ee)       |       |             |               |    11/28/97   |  09/04/02
-----------|-------|-------------|---------------|---------------|--------------
(ff)  I    |       |   75,000    |               |    10/02/98   |  10/02/03
-----------|-------|-------------|---------------|---------------|--------------
(gg)  G    |       |             |   60,000      |    10/02/98   |  10/02/03
-----------|-------|-------------|---------------|---------------|--------------
(hh)  G    |       |   15,000    |               |    10/02/98   |  10/02/03
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
7.   Title and Amount of Underlying                 |  8.   Price of
     Securities (Instr. 3 and 4)                    |       Derivative
----------------------------------------------------|       Security
             Title                 |Amount or Number|       (Instr. 5)
                                   |   of Shares    |
-----------------------------------|----------------|---------------------------
(a)  Common Stock                  |    100,000     |
-----------------------------------|----------------|---------------------------
(b)  Common Stock                  |    172,126     |
-----------------------------------|----------------|---------------------------
(c)  Common Stock                  |     80,000     |
-----------------------------------|----------------|---------------------------
(d)  Common Stock                  |    200,000     |
-----------------------------------|----------------|---------------------------
(e)  Common Stock                  |      2,762     |
-----------------------------------|----------------|---------------------------
(f)  Common Stock                  |      1,466     |
-----------------------------------|----------------|---------------------------
(g)  Common Stock                  |      9,964     |
-----------------------------------|----------------|---------------------------
(h)  Common Stock                  |     13,766     |
-----------------------------------|----------------|---------------------------
(i)  Common Stock                  |     13,914     |
-----------------------------------|----------------|---------------------------
(j)  Common Stock                  |      2,710     |
-----------------------------------|----------------|---------------------------
(k)  Common Stock                  |     20,000     |
-----------------------------------|----------------|---------------------------
(l)  Common Stock                  |     13,700     |
-----------------------------------|----------------|---------------------------
(m)  Common Stock                  |        946     |
-----------------------------------|----------------|---------------------------
(n)  Common Stock                  |      6,154     |
-----------------------------------|----------------|---------------------------
(o)  Common Stock                  |      8,700     |
-----------------------------------|----------------|---------------------------
(p)  Common Stock                  |      1,400     |
-----------------------------------|----------------|---------------------------
(q)  Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(r)  Common Stock                  |        100     |
-----------------------------------|----------------|---------------------------
(s)  Common Stock                  |      9,800     |
-----------------------------------|----------------|---------------------------
(t)  Common Stock                  |     30,000     |
-----------------------------------|----------------|---------------------------
(u)  Common Stock                  |      7,500     |
-----------------------------------|----------------|---------------------------
(v)  Common Stock                  |      2,500     |
-----------------------------------|----------------|---------------------------
(w)  Common Stock                  |     10,074     |
-----------------------------------|----------------|---------------------------
(x)  Common Stock                  |      1,900     |
-----------------------------------|----------------|---------------------------
(y)  Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(z)  Common Stock                  |     12,700     |
-----------------------------------|----------------|---------------------------
(aa) Common Stock                  |      2,000     |
-----------------------------------|----------------|---------------------------
(bb) Common Stock                  |        500     |
-----------------------------------|----------------|---------------------------
(cc) Common Stock                  |      9,500     |
-----------------------------------|----------------|---------------------------
(dd) Common Stock                  |     10,000     |
-----------------------------------|----------------|---------------------------
(ee) Common Stock                  |     35,900     |
-----------------------------------|----------------|---------------------------
(ff) Common Stock                  |     75,000     |
-----------------------------------|----------------|---------------------------
(gg) Common Stock                  |     60,000     |
-----------------------------------|----------------|---------------------------
(hh) Common Stock                  |     15,000     |
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
9.   Number of Derivative   | 10.  Ownership Form   | 11.  Nature of Indirect
     Securities Beneficially|      of Derivative    |      Beneficial
     Owned at End of Month  |      Security: Direct |      Ownership
     (Instr. 4)             |      (D) or Indirect  |      (Instr. 4)
                            |      (I) (Instr. 4)   |
----------------------------|-----------------------|---------------------------
(a)      100,000            |            D          |
----------------------------|-----------------------|---------------------------
(b)      172,126            |            D          |
----------------------------|-----------------------|---------------------------
(c)       80,000            |            D          |
----------------------------|-----------------------|---------------------------
(d)      200,000            |            D          |
----------------------------|-----------------------|---------------------------
(e)        2,762            |            D          |
----------------------------|-----------------------|---------------------------
(f)        1,466            |            D          |
----------------------------|-----------------------|---------------------------
(g)        9,964            |            D          |
----------------------------|-----------------------|---------------------------
(h)       13,766            |            D          |
----------------------------|-----------------------|---------------------------
(i)       13,914            |            D          |
----------------------------|-----------------------|---------------------------
(j)        2,710            |            D          |
----------------------------|-----------------------|---------------------------
(k)       20,000            |            D          |
----------------------------|-----------------------|---------------------------
(l)       13,700            |            D          |
----------------------------|-----------------------|---------------------------
(m)          946            |            D          |
----------------------------|-----------------------|---------------------------
(n)        6,154            |            D          |
----------------------------|-----------------------|---------------------------
(o)        8,700            |            D          |
----------------------------|-----------------------|---------------------------
(p)        1,400            |            D          |
----------------------------|-----------------------|---------------------------
(q)       10,000            |            D          |
----------------------------|-----------------------|---------------------------
(r)          100            |            D          |
----------------------------|-----------------------|---------------------------
(s)        9,800            |            D          |
----------------------------|-----------------------|---------------------------
(t)       30,000            |            D          |
----------------------------|-----------------------|---------------------------
(u)        7,500            |            D          |
----------------------------|-----------------------|---------------------------
(v)        2,500            |            D          |
----------------------------|-----------------------|---------------------------
(w)       10,074            |            D          |
----------------------------|-----------------------|---------------------------
(x)        1,900            |            D          |
----------------------------|-----------------------|---------------------------
(y)          500            |            D          |
----------------------------|-----------------------|---------------------------
(z)       12,700            |            D          |
----------------------------|-----------------------|---------------------------
(aa)       2,000            |            D          |
----------------------------|-----------------------|---------------------------
(bb)         500            |            D          |
----------------------------|-----------------------|---------------------------
(cc)       9,500            |            D          |
----------------------------|-----------------------|---------------------------
(dd)      10,000            |            D          |
----------------------------|-----------------------|---------------------------
(ee)      35,900            |            D          |
----------------------------|-----------------------|---------------------------
(ff)                        |                       |
----------------------------|-----------------------|---------------------------
(gg)      15,000            |            D          |
----------------------------|-----------------------|---------------------------
(hh)      15,000            |            I          |    By Spouse
--------------------------------------------------------------------------------

Explanation of Responses:


1. Options have ten year terms, 0% exercisable on date of grant, 33% exercisable on first anniversary, 66% exercisable on second anniversary, and 100% exercisable on third anniversary.

2. Warrants have five year terms, 20% exercisable on date of grant. The remaining 80% are exercisable on the third anniversary of date of grant or, if earlier, in incremental installments of 20% of the total number of option shares for each 2-point increase in the market price of the company's stock above the exercise price which is maintained or exceeded for 10 consecutive trading days.

3. The expiration date of these warrants was originally 4/11/99. On October 15, 1998, the Company's Board of Directors approved a one year extension of the expiration date to 4/11/00 in accordance with Rule 16b-3.

4. These shares were acquired effective October 1, 1998, as a result of the purchase by DDD Energy, Inc., a wholly-owned subsidiary of Seitel, Inc., of property interests owned by various partnerships, of which the reporting person and his spouse are general partners, in exchange for shares of Seitel, Inc. common stock.

Notes to Tables I and II:
     All share and per share amounts have been adjusted to reflect the two-for-one stock split in the form of a dividend which was effective December 12, 1997. The adjustments to the options and warrants were made pursuant to the terms of the option and warrant plans.




                                    /s/ Herbert M. Pearlman
                                    by Marcia H. Kendrick             02/05/99
                                  ---------------------------------  -----------
                                  **Signature of Reporting Person        Date


** Intentional misstatements or omission of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).